Exhibit 4.5

FOURTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

by and among

Oriental Standard Human Resources Holdings Limited

Wu Lei

Talent Boom Group Limited

Ji Xiang Hu Tong Holdings Limited

Pan Lianya

FireDragon Holdings Inc.

DCM IV, L.P.

DCM Affiliates Fund IV, L.P.

Hong Kong Red Star Macalline Universal Home Furnishings Limited

Honeysuckle Creek Limited

Buhuovc Limited Partnership

RS Tuyu Enterprise Management Consulting Limited

AND

HUA YUAN INTERNATIONAL LIMITED

Dated February 28, 2021

FOURTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This Fourth Amended and Restated Registration Rights Agreement (this “Agreement”), dated February 28, 2021, is made and entered into by and among:

1.	Oriental Standard Human Resources Holdings Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.	DCM IV, L.P. and DCM Affiliates Fund IV, L.P., each a partnership duly formed and validity existing under the laws of the Cayman Islands (collectively, “DCM”);

3.	Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港红星美凯龙全球家居有限公司), a company incorporated under the Laws of the Hong Kong (“Red Star”);

4.	Wu Lei, a Hong Kong citizen with passport number (“Mr. Wu”);

5.	Talent Boom Group Limited, a company with limited liability organized and existing under the law of the British Virgin Islands (“Talent Boom”);

6.	Ji Xiang Hu Tong Holdings Limited, a company organized under the Laws of the British Virgin Islands;

7.	Pan Lianya, a U.S. citizen with passport number (“Mr. Pan” and collectively with Mr. Wu, Talent Boom, Ji Xiang Hu Tong Holdings Limited and FireDragon, the “Founders” and individually, a “Founder”);

8.	FireDragon Holdings Inc., a company with limited liability organized and existing under the law of the British Virgin Islands (“FireDragon”);

9.	Honeysuckle Creek Limited, a company with limited liability incorporated and validity existing under the laws of British Virgin Islands (“JD”);

10.	HUA YUAN INTERNATIONAL LIMITED, a company incorporated and validity existing under the laws of Hong Kong (“Oriza”);

11.	Buhuovc Limited Partnership, a limited partnership incorporated and validly existing under the laws of the Cayman Islands (“Buhuovc”);

12.	RS Tuyu Enterprise Management Consulting Limited, a private company incorporated and existing under the laws of Hong Kong (“Tuyu”).

WHEREAS, pursuant to the terms and conditions of the Series E Preferred Shares Subscription Agreement (the “Subscription Agreement”), dated November 24, 2020, by and among the Company, JD and certain other parties thereto, upon the Closing (as defined in the Subscription Agreement) and certain shares transfer agreements by and among the Company, DT Ventures China Fund II, L.P. and/or DT eCommerce Investment Limited, JD/ Oriza / Buhuovc / Tuyu, and certain other parties (as applicable, collectively, the “Shares Transfer Agreements”), and JD shall hold (i) at aggregate of 1,359,901,308 Series E Shares (as defined below) of the Company; (ii) at aggregate of 6,008,640 Series A Shares (as defined below) of the Company; (iii) at aggregate of 146,853,065 Series B Shares (as defined below) of the Company; and (iv) at aggregate of 592,904,279 Series C Shares (as defined below) of the Company, and Oriza shall hold (i) at aggregate of 639,953,557 Series E Shares of the Company; and (ii) at aggregate of 1,143,182,601 Series C Shares (as defined below) of the Company, and Buhuovc shall hold at aggregate of 767,296,985 Series B Shares (as defined below) of the Company, and Tuyu shall hold (i) at aggregate of 14,020,160 Series A Shares; (ii) at aggregate of 342,657,150 Series B Shares; and (iii) at aggregate of 443,264,635 Series C Shares.

WHEREAS, the Company, DCM, Red Star, JD and certain other parties thereto entered into a Fifth Amended and Restated Shareholders Agreement (the “Shareholders Agreement” capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Shareholders Agreement), dated February 28, 2021; and

WHEREAS, the Company and the Preferred Shareholders desire to provide for the circumstances under which the Company will register securities of the Company on behalf of the Preferred Shareholders or their successors or permitted assigns.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and obligations hereinafter set forth, the Company hereby covenants and agrees with the other parties hereto as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1    As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the following respective meanings:

“Articles of Association” shall mean the Sixth Amended and Restated Memorandum and Articles of Association of the Company as in effect on February 28, 2021 and as amended and restated thereafter.

“Board” shall mean the board of directors of the Company.

“Commission” shall mean the United States Securities and Exchange Commission or any successor agency.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Initial Offering” shall mean the Company’s first firm commitment underwritten public offering of the Ordinary Shares under the Securities Act.

“Ordinary Shares” shall mean the ordinary shares, par value 0.0001 per share, of the Company.

“Preferred Majority Holders” shall mean the holders representing seventy-five percent (75%) of the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares then outstanding, voting as a single class on an as converted basis and the holders representing fifty percent (50%) of the Series E Shares then outstanding, voting as a single class on an as converted basis.

“Qualified IPO” shall mean a firm-commitment public offering by the Company of its Ordinary Shares that (i) has been registered under the Securities Act on the Nasdaq National Market System or New York Stock Exchange in the U.S., the Main-Board Market or the Growth Enterprise Market in Hong Kong or mainland of the PRC, and by a prestigious investment bank as the underwriter, as approved by the majority of the members of the Board, including at least two (2) Preferred Directors, or (ii) has been registered under any similar act on any other exchange in any other jurisdiction (or any combination of such exchanges and jurisdictions), and by a prestigious investment bank as the underwriter, as approved by the majority of the members of the Board, including at least two (2) Preferred Directors, (ii) which results in the Ordinary Shares trading publicly immediately after such registration or the shortest lockup period, and (iii) in each case at a price per share implying a pre-money valuation of the Company of at least RMB3.5 billion or equivalent US dollars and yielding gross proceeds to the Company of not less than RMB300 million or equivalent US dollars.

“Requesting Holder” shall have the meaning ascribed to in Section 2.1 of this Agreement.

“Request Notice” shall have the meaning ascribed to in Section 2.1 of this Agreement.

“Registration Expenses” shall mean expenses so described in Section 5 hereof.

“Restricted Securities” shall mean the Series A Shares, the Series B Shares, the Series C Shares, the Series D Shares, the Series E Shares and the Restricted Shares.

“Restricted Shares” shall mean any and all Ordinary Shares into which the Preferred Shares are convertible (the “Conversion Shares”) and any equity capital or other securities issued or issuable with respect to such Preferred Shares or Conversion Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, conversion, consolidation or other reorganization.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Selling Expenses” shall mean the expenses so described in Section 5 hereof.

“Series A Shares” shall mean the series A redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Series B Shares” shall mean the series B redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Series C Shares” shall mean the series C redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Series D Shares” shall mean the series D redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Series E Shares” shall mean the series E redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

1.2    All references herein to “Forms” or “Rules” refer to the relevant Form or Rule, as the case may be, promulgated by the Commission.

1.3    For the purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall also include the equivalent registration in a jurisdiction other than the United States as designated by such holders of Restricted Securities, it being understood and agreed that in each such event all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, and to laws of the United States and the Commission, shall be deemed to refer to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

SECTION 2.    DEMAND REGISTRATION

2.1    At any time beginning after the earlier of three (3) years from the date hereof or six (6) months following the completion of the Initial Offering, the holders of at least fifteen percent (15%) of the Restricted Securities (each a “Requesting Holder”) may, by written notice, request that the Company effect a registration in any jurisdiction in which the Company has had a registered underwritten public offering (or, if the Company has not yet had a registered underwritten public offering, then such request may be to effect such registration on the New York Stock Exchange or the NASDAQ National Market System), of all or any portion of the Restricted Shares held by such Requesting Holder (or which would be held by such Requesting Holder, upon conversion of the Preferred Shares owned by such Requesting Holder) (the “Request Notice”), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Requesting Holder of, all of the Restricted Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission on Form F-1 or Form S-1 (or any comparable form for registration in a jurisdiction other than the United States, if applicable) for sale in the manner specified in such notice; provided, however, that the Company shall not be obligated to register Restricted Shares pursuant to such request: (i) subject to Section 3.1 below, during the period beginning thirty (30) days prior to the filing, and ending on a date ninety (90) days following the effective date, of a registration statement filed by the Company relating to an underwritten offering only of the Company’s equity capital (other than a registration statement for the Company’s equity capital which does not give rise to incidental registration rights pursuant to Section 3.1 below); provided, however, that, within ten (10) days of the receipt of any request of the Requesting Holders to register Restricted Shares pursuant to this Section 2.1 the Company gives notice to the Requesting Holders of its intent to file such registration statement; and provided further that the Company is actively employing in good faith its best efforts to cause such registration statement to become effective within sixty (60) days of the initial filing; or (ii) if external U.S. counsel to the Company of reputable standing opines to the Requesting Holders within fifteen (15) days of the relevant request that the filing of such a registration statement would require the disclosure of material non-public information about the Company that the Company is not otherwise required to disclose, the disclosure of which could have a material adverse effect on the business or financial condition of the Company, in which event no such registration statement need be filed until the earlier of the lapse of sixty (60) days from the issuance of the opinion of counsel or such time as the information is no longer required to be disclosed, is not material or non-public, or its disclosure would not have a material adverse effect on the business or financial condition of the Company; provided, however, that the Company may not exercise its right under this clause (ii) more than once in any 12-month period. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 2 within one hundred and eighty (180) days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which the holders of Restricted Shares shall have been entitled to join pursuant to this Section 2.1 or Section 3 hereof and in which there shall have been effectively registered all Restricted Shares as to which registration shall have been so requested. Notwithstanding the foregoing, the Company shall have no obligation to effect a registration under this Section 2.1 unless the aggregate offering price of the securities requested to be sold pursuant to such registration is, in the good faith judgment of the Board, expected to be equal to or greater than US$5,000,000.

2.2    Promptly following receipt of any Request Notice under Section 2.1, the Company shall immediately (no later than five (5) Business Days) notify all other holders of Restricted Shares from whom notice has not been received and shall file and use its best efforts to have declared effective a registration statement under the Securities Act (or comparable law in a jurisdiction other than the United States) for the public sale, in accordance with the method of disposition specified in such notice from the Requesting Holders, of the number of Restricted Shares specified in the Request Notice (and in any notices received from other holders of Restricted Shares within twenty (20) days after the receipt of the Request Notice by the Company). If such method of disposition shall be an underwritten public offering, the Holders of a majority of the Restricted Shares that are included in such offering may designate the managing underwriter of such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed. The number of Restricted Shares to be included in such an underwriting may be reduced (pro rata among all holders requesting, under this Section 2, to participate in such registration) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein; provided, however, that in no event shall Restricted Shares be excluded from such underwriting unless all other securities are first excluded. With respect to the preceding sentence, if the Company elects to reduce pro rata the amount of Restricted Shares proposed to be offered in the underwriting, for purposes of making any such reduction, each holder of Restricted Shares which is a partnership, together with the affiliates, partners, employees, retired partners and retired employees of such holder, the estates and family members of any such partners, employees, retired partners and retired employees and of their spouses, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “person”, and any pro rata reduction with respect to such “person” shall be based upon the aggregate number of Restricted Shares owned by all entities and individuals included as such “person,” as defined in this sentence (and the aggregate number so allocated to such “person” shall be allocated among the entities and individuals included in such “person” in such manner as such holder of Restricted Shares may reasonably determine). The Company shall not be obligated to effect more than three (3)) such demand registrations pursuant to this Section 2; provided, however, that as to each such occasion such obligation shall be deemed satisfied only when a registration statement covering at least seventy-five percent (75%) of the Restricted Shares specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the Requesting Holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such Restricted Shares shall have been sold pursuant thereto. No inclusion of Restricted Shares held by holders other than the Requesting Holder in a registration statement pursuant to this Section 2.2 shall be counted towards the fulfillment of the Company’s obligation to file registration statements under Section 2.

2.3    The Company shall be entitled to include in any registration statement referred to in this Section 2 for which the method of distribution is an underwritten public offering, for sale in accordance with the method of disposition specified by the Requesting Holders, Ordinary Shares to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Restricted Shares to be sold or exclude any Restricted Shares from such underwriting. Except as set forth in this Section 2, no securities shall be included in any registration statement referred to in this Section 2 without the prior written consent of the Requesting Holders. Except with respect to registration statements on Form S-8, the Company will not file with the Commission any other registration statement with respect to its Ordinary Shares, whether for its own account or that of other shareholders, from the date of receipt of the Request Notice from Requesting Holders pursuant to this Section 2 until the completion of the period of distribution of the registration contemplated thereby.

SECTION 3. INCIDENTAL REGISTRATION; FORM S-3 OR F-3 REGISTRATION

3.1.    If the Company at any time (other than pursuant to Section 2 hereof) proposes to register any of its securities under the Securities Act (or similar law in a jurisdiction other than the United States) for sale to the public, whether for its own account or for the account of any security holders other than the holders of Restricted Securities or both (except with respect to registration statements on Form S-8 or for a Rule 145 transaction), each such time it will give prompt written notice to all holders of Restricted Shares of its intention to do so. Upon the written request of any such holder, given within twenty (20) days after the date of receipt of any such notice, to register any of its Restricted Shares (which request shall state the intended method of disposition thereof), the Company will cause to be registered all of the Restricted Shares that each such holder requested to be registered, all to the extent requisite to permit the sale or other disposition by the holder (in accordance with its written request) of such Restricted Shares so registered. In the event that any registration pursuant to this Section 3 shall be, in whole or in part, an underwritten public offering of Ordinary Shares, any request by a holder pursuant to this Section 3 to register Restricted Shares shall specify that either (i) such Restricted Shares are to be included in the underwriting on the same terms and conditions as the Ordinary Shares otherwise being sold through underwriters under such registration or (ii) such Restricted Shares are to be sold in the open market without any underwriting, on terms and conditions comparable to those normally applicable to offerings of common stock or ordinary shares in reasonably similar circumstances. The number of Ordinary Shares, including, without limitation Restricted Shares, to be included in such an underwriting may be reduced (pro rata among the Requesting Holders of Restricted Shares) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that at least seventy-five percent (75%) of the Restricted Shares requested to be included by such Requesting Holders shall be included in such underwriting; provided, further, that if any shares are to be included in such underwriting for the account of any person other than the Company, the number of shares to be included by any such person shall be reduced first to zero, if necessary, before any Restricted Shares are reduced. With respect to the provision of the preceding sentence, if the Company elects to reduce pro rata the amount of Restricted Shares proposed to be offered in the underwriting for the accounts of all persons other than the Company, for purposes of making any such reduction, each holder of Restricted Shares which is a partnership, together with the affiliates, partners, employees, retired partners and retired employees of such holder, the estates and family members of any such partners, employees, retired partners and retired employees and of their spouses, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “person,” and any pro rata reduction with respect to such “person” shall be based upon the aggregate number of Restricted Shares owned by all entities and individuals included as such “person”, as defined in this sentence (and the aggregate number so allocated to such “person” shall be allocated among the entities and individuals included in such “person” in such manner as such holder of Restricted Shares may reasonably determine). No inclusion of Restricted Shares in a registration statement pursuant to this Section 3.1 shall be counted towards the fulfillment of the Company’s obligation to file registration statements under Section 2 hereof.

3.2.    If, at a time when Form S-3 or F-3 (or any comparable form for registration in a jurisdiction other than the United States) is available for such registration, if the Company receives from any holder of Restricted Shares a written request or requests that the Company effect a registration on Form S-3 or F-3 (or any comparable form for registration in a jurisdiction other than the United States) of any of such holder’s Restricted Shares, the Company shall promptly give written notice of the proposed registration to all other holders of Restricted Securities and, as soon as practicable, effect such registration and all such related qualifications and compliances as may be requested and as would permit or facilitate the sale and distribution of all Restricted Shares as are specified in such request and any written requests of other holders of Restricted Shares given within twenty (20) days after receipt of such notice. The Company shall have no obligation to effect a registration under this Section 3.2 unless either (i) a majority of the outstanding Restricted Shares are requested to be sold pursuant to such registration or (ii) the aggregate offering price of the securities requested to be sold pursuant to such registration is, in the good faith judgment of the Board, expected to be equal to or greater than US$2,000,000. Any registration under this Section 3.2 will not be counted as a registration under Section 2 above.

SECTION 4. REGISTRATION PROCEDURES

If and whenever the Company is required by the provisions of Section 2 or 3 hereof to effect the registration of any Restricted Shares under the Securities Act (or similar law if in a jurisdiction other than the United States), the Company will, as expeditiously as possible:

4.1    Prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 2 hereof, shall be on Form S-1 or F-1 (or any comparable form for registration in a jurisdiction other than the United States) or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective (provided that before filing a registration statement or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Restricted Shares covered by such registration statement copies of all such documents and include any reasonable comments of such counsel in such document) for the period of the distribution contemplated thereby (determined as hereinafter provided);

4.2    Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in Section 4.1 above and as to comply with the provisions of the Securities Act (or similar Law if in a jurisdiction other than the United States) with respect to the disposition of all Restricted Shares covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

4.3    Furnish to each seller and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendment or supplement thereto) and such other documents as such persons may reasonably request in order to facilitate the public sale or other disposition of the Restricted Shares covered by such registration statement;

4.4    Use its best efforts to register or qualify the Restricted Shares covered by such registration statement under the securities or blue sky Laws, if applicable, of such jurisdictions as the sellers of Restricted Shares or, in the case of an underwritten public offering, the managing underwriter shall reasonably request and do any and all other acts and things which are reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Restricted Shares owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection or (ii) consent to general service of process (i.e., service of process which is not limited solely to securities law violations) in any such jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or similar Law if in a jurisdiction other than the United States);

4.5    Immediately notify each seller under such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act (or similar Law if in a jurisdiction other than the United States), of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of any seller, the Company will promptly prepare a supplement or amendment to such registration statement so that, as thereafter delivered to the purchasers of such Restricted Shares, such registration statement will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

4.6    Furnish, at the request of any seller, on the date that Restricted Shares are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of external counsel from the U.S. or the relevant jurisdiction of reputable standing, representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to holders of at least seventy-five percent (75%) of the Restricted Shares requesting registration, addressed to the underwriters and to such seller, (A) stating that such registration statement has become effective under the Securities Act (or similar Law if in a jurisdiction other than the United States), (B) stating that, to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act (or similar Law if in a jurisdiction other than the United States), (C) stating that the registration statement and the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act (or similar Law if in a jurisdiction other than the United States) and the applicable rules and regulations of the Commission thereunder (except that such counsel need not express any opinion as to financial statements contained therein), (D) containing a 10b-5 opinion in customary form and (E) to such other effects as may reasonably be requested by counsel for the underwriters or by such seller or its counsel, and (ii) a letter dated such date from the independent public accountants retained by the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to holders of at least seventy-five percent (75%) of the Restricted Shares requesting registration, addressed to the underwriters and to such seller, (A) stating that they are independent public accountants within the meaning of the Securities Act (or similar Law if in a jurisdiction other than the United States) and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act (or similar Law if in a jurisdiction other than the United States), and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters or such seller may reasonably request, and (B) containing “cold comfort” language covering such matters of the type customarily covered by “cold comfort” letters as the holders of a majority in nominal value of the Restricted Shares being sold reasonably request;

4.7    Make available for inspection by each seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees, public accountants, attorneys and financial advisors to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

4.8    Use its best efforts to cause all such Restricted Shares to be listed on a recognized U.S. share exchange or traded on a U.S. inter-dealer quotation system and, if similar securities issued by the Company are already so listed, on each securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed or traded;

4.9    Provide a transfer agent and registrar and CUSIP number for all such Restricted Shares not later than the printing of any preliminary prospectus;

4.10    Assist any underwriter or seller participating in such registration or offering in its marketing efforts with prospective investors by causing the Company’s officers, directors and employees to participate in marketing efforts, including “roadshow” presentations in various major national and international centers, in connection with any offering;

4.11    Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission or any other applicable regulatory authority, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act (or similar Law if in a jurisdiction other than the United States) and Rule 158 promulgated thereunder;

4.12    Permit any seller, which seller, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included and which material has been approved by the Company, such approval not to be unreasonably withheld or delayed;

4.13    In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related offering document or suspending the qualification of any Restricted Securities included in such registration statement or offering document for sale in any jurisdiction, the Company will use its best efforts promptly to obtain the withdrawal of such order and the Company shall notify holders of the Restricted Shares promptly and without any delay;

4.14    Use its best efforts to cause such Restricted Shares covered by such registration statement to be registered with or approved by such other Governmental Authorities as would ordinarily be necessary to enable the sellers thereof to consummate the disposition of such Restricted Shares; and

4.15    Take all such other actions as the holders of a majority in nominal value of Restricted Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Restricted Shares (including, without limitation, effecting a share split or a combination of shares, unless the Board shall reasonably determine that such requested action is contrary to the best interests of the Company (with affirmative vote of at least two (2) Preferred Directors).

4.16    In connection with each registration hereunder, the selling holders of Restricted Shares will only be required to furnish to the Company such information with respect to themselves and the proposed distribution by them as shall be necessary in order to assure compliance with United States and applicable state securities laws.

4.17    In connection with each registration pursuant to Sections 2 and 3 hereof covering an underwritten public offering, the Company agrees to enter into such customary agreements (including underwriting agreements) as the managing underwriter selected in the manner herein provided may request in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters and companies of the Company’s size and investment stature, provided that such agreement shall not contain any such provision applicable to the Company which is inconsistent with the provisions hereof.

4.18    The holders of the Restricted Securities agrees that, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 4.18 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the holders of the Restricted Securities if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital (including the Founders) enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital (including the Founders) from his or her sale restrictions so undertaken, then each holder of the Restricted Securities shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 4.18. The Company and the Founders shall take all steps consistent with requirements of law and use their best efforts to minimize the foregoing market stand-off period for the holders of the Restricted Securities.

4.19    Any holder of Restricted Shares, and their permitted transferees, receiving any written notice from the Company regarding the Company’s plans to file a registration statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement; provided, however, that such holder may disclose such notice in its reasonable discretion for the purpose of seeking additional insurance coverage for such holder’s directors and officers and for purposes of fund reporting or inter- fund reporting or to its fund manager, other funds managed by its fund manager or their respective affiliates, advisers, consultants, auditors, directors, officers, employees, shareholders, investors or insurers.

SECTION 5. EXPENSES

All expenses incurred by the Company in complying with Sections 2 and Section 3 hereof, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities and blue sky laws, fees and expenses in connection with any listing of the Ordinary Shares on a securities exchange or inter-dealer quotation system, printing expenses, fees and disbursements of counsel and independent public accountants for the Company and the fees and disbursements of the underwriters, fees of the National Association of Securities Dealers, Inc. (or similar organization), transfer taxes, fees of transfer agents and registrars and costs of insurance and fees and expenses of one counsel for the sellers of Restricted Shares, but excluding any Selling Expenses (as defined below), are herein called “Registration Expenses”. All underwriting discounts and selling commissions applicable to the sale of Restricted Shares are herein called “Selling Expenses.” The Company will pay all Registration Expenses in connection with each registration statement filed pursuant to Section 2 or 3 hereof. All Selling Expenses incurred in connection with any sale of Restricted Shares by any participating seller shall be borne by such participating seller, or by such persons other than the Company (except to the extent the Company shall be a seller) as they may agree.

SECTION 6. INDEMNIFICATION

6.1    In the event of a registration of any of the Restricted Shares under the Securities Act (or similar Law if in a jurisdiction other than the United States) pursuant to Section 2 or 3 hereof, the Company will indemnify and hold harmless each seller of such Restricted Shares thereunder and each underwriter of such Restricted Shares thereunder and their respective partners, officers, directors, stockholders and employees and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act (or similar Law if in a jurisdiction other than the United States), against any and all losses, claims, damages, expenses or liabilities, joint or several, to which such person may become subject under the Securities Act (or similar Law if in a jurisdiction other than the United States) or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Shares were registered under the Securities Act (or similar Law if in a jurisdiction other than the United States) pursuant to Section 2 or 3, any preliminary prospectus or final prospectus contained therein, any amendment or supplement thereof, any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Restricted Shares, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or any application, filing or other material filed, registered, distributed or otherwise furnished by the Company or with the consent of the Company in connection with the securities laws of any state or political subdivision thereof, including any blue sky application, or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of or are based upon any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement (or similar Law if in a jurisdiction other than the United States), and will reimburse each such person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such person in writing specifically for use in such registration statement or prospectus.

6.2    In the event of a registration of any of the Restricted Shares under the Securities Act (or similar Law if in a jurisdiction other than the United States) pursuant to Section 2 or 3 hereof, each seller of such Restricted Shares thereunder, severally and not jointly, will indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act (or similar Law if in a jurisdiction other than the United States), each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages, expenses or liabilities, to which the Company or such officer or director or underwriter or controlling person may become subject under the Securities Act (or similar Law if in a jurisdiction other than the United States) or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Shares were registered under the Securities Act (or similar Law if in a jurisdiction other than the United States) pursuant to Section 2 or 3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such seller from the sale of Restricted Shares covered by such registration statement.

6.3    Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section 6. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 6 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the other party or parties thereto or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the other party or parties thereto, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

6.4    Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but the fees and disbursements of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party shall have failed to retain counsel for the indemnified party as aforesaid, (ii) the indemnified party shall have reasonably concluded that the interests of the indemnified party conflict with the interests of the other party or parties thereto, or (iii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified party. The indemnifying party shall not (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnification provided for in the first two paragraphs of this Section 6 is unavailable to or insufficient to hold harmless an indemnified party under such paragraphs in respect of any losses, claims, damages or liabilities or actions referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the sellers of such Restricted Shares, on the other, in connection with the statement or omissions which resulted in such losses, claims, damages, liabilities or actions, as well as any other relevant equitable considerations including, without limitation, the failure to give any notice under the second paragraph of this Section 6. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the sellers of such Restricted Shares, on the other hand, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

6.5    The Company and the sellers of Restricted Shares agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if all of the sellers of Restricted Shares were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this and the immediately preceding paragraph, the sellers of such Restricted Shares shall not be required to contribute any amount in excess of the amount, if any, by which the net proceeds received by each of them exceeds the amount of any damages which they would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. The indemnification of underwriters provided for in this Section 6 shall be on such other terms and conditions as are at the time customary and reasonably required by such underwriters and the indemnification of the sellers of Restricted Shares in such underwriting shall, at the sellers’ request, be modified to conform to such terms and conditions. Upon the reasonable request of any shareholder selling Restricted Shares pursuant to a registration statement or any underwriter of such share, the Company shall obtain, if reasonably available, an insurance policy covering the risks described above in this Section 6 in an amount and with a deductible reasonably requested by such seller or underwriter and naming such seller, any underwriter of such share and any person controlling such seller or underwriter as beneficiaries. The costs of obtaining and maintaining any such insurance shall be borne by the Company.

6.6    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

6.7    The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities.

SECTION 7. CHANGES IN ORDINARY SHARES/PREFERRED SHARES

If, and as often as, there are any changes in the Ordinary Shares and/or the Preferred Shares by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights and privileges granted by this Agreement shall continue with respect to the Ordinary Shares and/or the Preferred Shares as so changed.

SECTION 8. LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS

Except as provided in this Agreement, the Company will not grant to any person (i) the right to request the Company to register any Ordinary Shares, or any securities convertible or exchangeable into or exercisable for Ordinary Shares, which are superior to or pari passu with the rights granted to the Preferred Shareholders, (ii) the right to include any Ordinary Shares, or any securities convertible or exchangeable into or exercisable for Ordinary Shares, in any registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Ordinary Shares in any registration only to the extent that the inclusions of such Ordinary Shares will not reduce the amount of the Restricted Securities of the Preferred Shareholders that are included; or (iii) the right cause the Company to include such Ordinary Shares, or any securities convertible or exchangeable into or exercisable for Ordinary Shares, in any registration filed under Section 2 or Section 3 on a basis more favorable to such holder or prospective holder than is provided to the Preferred Shareholders thereunder, in each case without the prior written consent of holders of at least seventy-five percent (75%) of the total issued and outstanding Preferred Shares. The Company will not enter into any agreement inconsistent with the terms of this Agreement.

SECTION 9. NON-U.S. REGISTRATION RIGHTS

9.1    The Company agrees, and the Founders shall cause the Company, to use its best efforts to, upon the approval of the Shareholders and/or Board in accordance with the Shareholders Agreement and the Articles of Association, register and qualify the Restricted Shares and to take such other actions in the People’s Republic of China (the “PRC”), the Hong Kong Special Administrative Region of the PRC or any other jurisdictions in which a market develops for the Company’s securities as are necessary to permit (i) the unrestricted sale of the Restricted Shares in such jurisdictions; and (ii) the sale of such securities in an underwritten offering exempt from the registration provisions of the applicable Law in such jurisdiction, in each case on a basis comparable to the provisions contained herein addressing the registration of such securities for sale within the United States, including, without limitation, the inclusion of the Restricted Shares in a listing (or listings) of the Company’s securities on a stock exchange in such jurisdictions or a quotation of the Company’s securities on an inter-dealer quotation system in such jurisdictions.

9.2    If Shares of the Company are offered in an underwritten public offering (upon the approval of the Shareholders and/or Board in accordance with the Shareholders Agreement and the Articles of Association, no matter whether a Qualified IPO or not) outside the United States for the account of any Ordinary Shareholder, in addition to the other rights provided in this Agreement, each Preferred Shareholder shall have the right to include a pro rata number of Shares (based on the number of Shares then held by the selling Preferred Shareholder and all other Shareholders selling in the offering) in the offering on terms and conditions no less favorable to the Preferred Shareholder than to any other selling Shareholders.

9.3    The Company shall bear all costs and expenses (excluding underwriting discounts and commissions but including fees of counsel to the selling Preferred Shareholders and all other expenses related to the offering or registration) relating to Shares included in any public offering or registration statement pursuant to the foregoing rights in accordance with Section 5 hereof.

SECTION 10. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the other parties hereto as follows (which representations and warranties shall survive the execution and delivery of this Agreement):

10.1    The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of Law, any order of any court or other Governmental Authorities, the Articles of Association of the Company, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its Subsidiaries.

10.2    This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

SECTION 11. RULE 144 REPORTING

The Company agrees with each of the other parties hereto as follows:

11.1    The Company shall make and keep current public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act.

11.2    The Company shall file with the Commission in a timely manner all reports and other documents as the Commission may prescribe under the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder at any time after the Company has become subject to such reporting requirements of the Securities Act and the Exchange Act.

11.3    The Company shall furnish to each holder of Restricted Securities forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement of the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed as such holder may reasonably request to avail itself of any rule or regulation of the Commission allowing a holder of Restricted Securities to sell any such securities without registration.

SECTION 12. ASSIGNMENT OF REGISTRATION RIGHTS

The rights to cause the Company to register Restricted Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a holder of Restricted Securities to a transferee or assignee of such securities that (i) is a Subsidiary, parent, partner, limited partner, retired partner, stockholder or an Affiliate of such holder, (ii) is such holder’s family member or trust for the benefit of an individual holder, or (iii) after such assignment or transfer, holds at least 15,000,000 shares of Restricted Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 13 below, by executing a form of Joinder substantially in form attached hereto as Exhibit A; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

SECTION 13. MISCELLANEOUS

13.1    The rights of any holder of Restricted Shares under Sections 2, 3 and 8 shall terminate and cease to apply to such holder upon the occurrence of the earlier of: (A) when (i) such holder is no longer an “Affiliate” as used in Rule 144 and (ii) such holder is permitted to sell all Restricted Shares then held by it pursuant to Rule 144(k), or (B) on the fifth (5th) anniversary of the Qualified IPO.

13.2    All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

13.3    All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by telefax, commercial express courier service or personal delivery:

(a)	if to the Company:

c/o Oriental Standard Technology (Beijing) Co., Ltd.

5/F No. 6 Haidian Zhong Street

Haidian District, Beijing 100080 China

Fax No.: [             ]

Attention: Wu Lei

with a copy to:

Han Kun Law Offices

Suite 906, Office Tower C1

Oriental Plaza

1 East Chang An Avenue

Beijing, China

Fax No.: + 86 10 8525 5511

Attention: Chen Dafei

(b)	if to Preferred Shareholders, at the Preferred Shareholders’ addresses set forth on Schedule A hereto.

or to such other address or addresses as shall have been furnished in writing to the other parties hereto. Each Shareholder agrees, at all times, to provide the Company with an address for notices hereunder. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial express courier service; or if faxed or e-mailed, when transmission is confirmed on sender’s fax machine.

13.4    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF HONG KONG.

13.5    The parties agree that all disputes between any of them arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement, and whether arising in law or in equity or otherwise, shall be resolved in accordance with the procedures set forth in Section 12.2 of the Shareholders Agreement.

13.6    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and will supersede all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be modified or amended except in writing by the Company and the Preferred Majority Holders. Notwithstanding the foregoing, no modification or amendment shall be effective or enforceable with respect of Oriza if such modification or amendment adversely and materially affects Oriza or in a manner different from other holders of the same class or series of shares as Oriza holds.

13.7    Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.8    The Company and the Founders (on the one hand) and the Preferred Shareholders (on the other hand) agree that any amendment to the United States securities laws (or similar applicable Law) (and regulations promulgated thereunder (and related registration forms), and related state securities laws shall not affect the substantive registration requirements (and other obligations of the Company) set forth in this Agreement; and, following any such amendment, the Company shall continue to be required to cause the registration of Restricted Shares (and pay all Registration Expenses and provide indemnification) under the United States securities laws, as amended (or similar applicable Law), in a manner consistent to carry out the intent and purposes of (and on terms as similar as practicable as the terms set forth in) this Agreement.

13.9    If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE COMPANY:

Oriental Standard Human Resources Holdings Limited

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Authorized Signatory

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE FOUNDERS:

Pan Lianya

By:	/s/ Pan Lianya
Name:	Pan Lianya

Wu Lei

By:	/s/ Wu Lei
Name:	Wu Lei

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE FOUNDER HOLDING COMPANY:

FireDragon Holdings Inc.

By:	/s/ Pan Lianya
Name:	Pan Lianya
Title:	Authorized Signatory

Ji Xiang Hu Tong Holdings Limited

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Authorized Signatory

Talent Boom Group Limited

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Authorized Signatory

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

DCM:

DCM IV, L.P.

By:	/s/ Matthew C. Bonner
Name:	Matthew C. Bonner
Title:	Authorized Signatory

DCM Affiliates Fund IV, L.P.

By:	/s/ Matthew C. Bonner
Name:	Matthew C. Bonner
Title:	Authorized Signatory

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

RED STAR:

Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港红星美凯龙全球家居有限公司)

By:	/s/ Che Jianxing
Name:	CHE, Jianxing (车建兴)
Title:	Director

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

JD:

Honeysuckle Creek Limited

By:	/s/ Wang Nani
Name:	Wang Nani
Title:	Authorized Signatory

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Oriza:

HUA YUAN INTERNATIONAL

Company seal is affixed

By:	/s/ Liu Chengwei
Name:	Liu Chengwei (刘澄伟)
Title:	Authorized Signatory

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Buhuovc:

Buhuovc Limited Partnership

By:	/s/ Li Zhujie
Name:	Li Zhujie (李祝捷)
Title:	Authorized Signatory

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Tuyu:

RS Tuyu Enterprise Management Consulting Limited

By:	/s/ Chen Long
Name:	陈珑 (English translation: Chen Long)
Title:	Authorized Signatory

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

SCHEDULE A

SCHEDULE OF HOLDERS OF PREFERRED SHARES

SCHEDULE A OF REGISTRATION RIGHTS AGREEMENT

Exhibit A

FORM OF JOINDER

EXHIBIT A OF REGISTRATION RIGHTS AGREEMENT